SUB-ADVISORY AGREEMENT


      AGREEMENT made this 23rd day of February, 2012, by and between Martin Currie, Inc., a company incorporated in New York (the "Adviser"), and APS
       Asset Management Pte Ltd, a company organized in the jurisdiction of Singapore (the "Sub-adviser").

      WHEREAS, the Adviser serves as investment adviser to The Taiwan Fund, Inc. (the "Fund"), a closed-end, non-diversified management investment company registered under the U.S. Investment Company Act of 1940, as amended (the "1940 Act"), shares of common stock of which are traded on the New York Stock Exchange (the "NYSE"); and

      WHEREAS, the Adviser desires to avail itself of the services, advice and assistance of the Sub-adviser to assist the Adviser in providing investment advisory services to the Fund, as amended from time to time;

      WHEREAS, the Adviser manages the assets covered hereunder pursuant to an Investment Advisory and Management Agreement dated of even date herewith
       (the "Management Agreement"); and

      WHEREAS, the Sub-adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), is engaged in the business of rendering investment advisory services to other pooled investment vehicles and desires to provide such services to the Adviser;

      NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follow:

      1.	Appointment of the Sub-adviser.  The Adviser hereby employs the
      Sub-adviser to make all investment decisions for the assets of the Fund (the "Managed Assets") and to manage the investment and reinvestment of the Managed Assets, subject to the control and direction of the Fund's Board of Directors (the "Board") and the Adviser, for the period and on the terms hereinafter set forth.

      The Sub-adviser hereby accepts such employment and agrees during such per iod to render the services and to assume the obligations herein set forth for the compensation herein provided. The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser or the Fund in any way. The Sub-adviser may execute Fund documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its providing advisory services to the Fund.

      2.	Adviser's Representations, Warranties and Undertakings.

      a.  The Adviser represents and warrants on a continuing basis that:

      (i) the Adviser is a registered investment adviser under the Advisers Act and has full power and authority to appoint the Sub-adviser on the terms contained herein.

      (ii) The execution of this Agreement and the consummation of the transactions contemplated by it are within the Adviser's powers, have been duly authorized by all necessary action on the Adviser's part and will not violate any other agreement to which the Adviser is a party or by which it is bound, nor any rule, law, regulation or order to which the Adviser is subject, nor any provision of the Adviser's constitutional documents.

      (iii) Any information provided by the Adviser to the Sub-adviser in relation to this Agreement is true, accurate and complete in all material respects.

      b.	The Adviser undertakes:

       (i) To promptly arrange or facilitate the execution or production of any documents reasonably deemed necessary by the Sub-adviser to further the
        Sub-adviser's performance of its obligations and to carry out or facilitate any transactions effected in accordance with this Agreement and to notify the Sub-adviser as soon as reasonably practicable that any delay or failure to deliver such documents is envisaged by the Adviser.

      (ii) To provide the Sub-adviser with such evidence of identity as may be reasonably requested by the Sub-adviser to fulfil all its duties and obligations under applicable anti-money laundering legislation, rules, regulations or guidance.

      (iii) Not to suffer or cause any liens or charges over the assets of the Fund to arise from acts or omissions of the Adviser throughout the term of this Agreement.

      (iv) To provide the Sub-adviser promptly with any relevant information that the Sub-adviser may reasonably request from time to time in order to fulfil its legal, regulatory, official or contractual obligations under this Agreement.

      (v) To notify the Sub-adviser promptly if there is any material change in any relevant information which the Adviser has provided to the
      Sub-adviser and to promptly provide such additional details and other relevant information that the Sub-adviser may reasonably request (provided always that the provision of information is not prohibited under any applicable law or regulation).

      3.	Sub-adviser's Representations, Warranties and Undertakings.

      a.  The Sub-adviser represents and warrants on a continuing basis that:

      (i)  the Sub-adviser is a registered investment adviser under the
      Advisers Act, has all necessary licenses, registrations or authorizations necessary for it to conduct its business under the laws and regulations of Singapore and has full power to enter into this Agreement on the terms contained herein.

      (ii) The execution of this Agreement and the consummation of the transactions contemplated by the Sub-adviser are within the Sub-adviser's powers, have been duly authorized by all necessary action on the Sub-adviser's part and will not violate any agreement to which the Sub-adviser is a party or by which the Sub-adviser is bound nor any rule, law, regulation or order to which the Sub-adviser is subject, nor any provision of the Sub-adviser's constitutional documents.

      b.  The Sub-adviser undertakes:

      (i) To promptly arrange or facilitate the execution or production of any documents reasonably deemed necessary by the Adviser to further the
      Adviser's performance of its obligations or required by the Adviser to assist the Sub-adviser to carry out its obligations and to carry out or facilitate any transactions effected in accordance with this Agreement and to notify the Adviser as soon as reasonably practicable if any delay or failure to deliver such documents is envisaged by the Sub-adviser.

      (ii) Not to suffer or cause any liens or charges over the assets of the Fund to arise from the Sub-adviser's acts or omissions throughout the term of this Agreement.

      (iii) To provide the Adviser promptly with any relevant information that the Adviser may reasonably request from time to time in order to fulfill its legal, regulatory, official or contractual obligations.

      (iv) To notify the Adviser promptly if there is any material change in any relevant information which the Sub-adviser has provided to the Adviser and to promptly provide such additional details and other relevant information that the Adviser may reasonably request (provided always that the provision of information is not prohibited under any applicable law or regulation).

      4.	 Obligations of Services to be Provided by the Sub-adviser.  The
      Sub-adviser undertakes to provide the following services and to assume the following obligations:

      a. Except as otherwise provided herein, the Sub-adviser shall manage the investment and reinvestment of the Managed Assets, all without prior consultation with the Adviser, subject to and in accordance with (i) the investment objective, policies and restrictions of the Fund set forth in the Fund's Prospectus, as such investment objectives and policies are amended from time to time by the Board, the Fund's Certificate of Incorporation and the Fund's By-Laws as from time to time in effect
      (the "Governing Documents"), (ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and Subchapter M of the Internal Revenue Code of
       1986, as amended (the "Code"), and (iii) any written instructions which the Adviser or the Board may issue from time-to-time. The Sub-adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board as from time to time in effect (the "Procedures"). The Adviser has provided to the Sub-adviser copies of all Governing Documents and Procedures and shall promptly provide to the Sub-adviser any amendments or supplements thereto, as well as any press releases issued by the Fund that the Adviser deems relevant to the Sub-adviser's fulfillment of its obligations hereunder. Subject to and in pursuance of the foregoing, the
       Sub-adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Fund applicable to the Managed Assets, and make all determinations with respect to the purchase and sale of portfolio securities in respect of the Managed Assets and to place all orders for the purchase or sale of portfolio securities for the Fund with brokers or dealers selected by it.
       The Sub-adviser shall render such reports to the Board and the Adviser as they may deem necessary or advisable concerning the investment activities of the Fund.  The Sub-adviser shall vote the Fund's proxies in connection with the Managed Assets in accordance with the Fund's proxy voting policies as in effect from time to time and as may be required by rules and regulations under the 1940 Act. The Sub-adviser shall make such reports to the Adviser and the Board concerning such proxy voting as the Adviser and the Board may deem necessary or advisable. Unless otherwise determined by the Board or the Adviser and notified to the Sub-adviser, the Sub-adviser shall have the responsibility to exercise or procure the exercise of any rights of the Fund with respect to any class action proceedings or other legal action concerning investments of the Managed Assets.

      b. By and in connection with its obligations set forth above, the Sub-adviser is authorized as agent of the Fund to give instructions to the custodians from time to time of the Managed Assets as to deliveries of securities and payments of cash for the account of the Fund, and shall:

          (i) Identify to the Adviser regulatory and other governmental require ments applicable to the Fund in connection with the Sub-adviser's investment program, but only in so far as its duties as a professional investment manager so require;

         (ii) Provide information to the Adviser regarding corporate actions, repatriation restrictions, currency restrictions and other matters of which the Sub-adviser is aware as may be requested by the Fund;

         (iii) In connection with the selection of such brokers or dealers and the placing of such orders, seek to use its best efforts to obtain for the Fund the most favorable net results available ("best execution"). In using its best efforts to obtain for the Fund best execution, the
         Sub-adviser shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transaction. In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-adviser may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act")) provided by that broker-dealer. The Sub-adviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms either of that particular transaction or in terms of the Sub-adviser's overall responsibilities with respect to the accounts over which the Sub-adviser exercises investment discretion; and

         (iv) Prepare and make available to the Fund pertinent research and statistical data;

      c. The Sub-adviser shall bear its expenses of providing services pursuant to this Agreement. The following expenses shall not be assumed by the Sub-adviser, as they are a contractual obligation of the Fund under the Management Agreement: legal fees and expenses of counsel to the
       Fund; auditing and accounting expenses; taxes and governmental fees; NYSE listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund's custodians, sub-custodians, transfer agents and registrars; fees and expenses with respect to administration, except as may be expressly provided otherwise in the Management Agreement; expenses for portfolio pricing services by a pricing agent, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering and underwriting of shares issued by the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other third-party costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the Fund's dividend reinvestment and cash purchase plan; costs of stationery; any litigation expenses; and costs of stockholders' and other meetings. The Sub-adviser shall pay the salaries and expenses of such of the Fund's officers and employees and any fees and expenses of such of the Fund's directors who are managers, members, officers or employees of the Sub-Adviser or any of its affiliates, provided, however, that the Fund, and not the Sub-adviser, shall bear travel expenses for an appropriate fraction thereof of directors and officers of the Fund who are managers, members, officers or employees of the Sub-adviser to the extent that such expenses relate to attendance at meetings of the Board or any committee thereof, and provided, further, that such expenses are incurred in accordance with the Fund's travel policy.

	d. The Sub-adviser (i) will continue to be registered as an investment adviser under the Advisers Act, and to be licensed, registered or authorized under the laws and regulations of Singapore, for so long as this Agreement remains in effect; (ii) will not be prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) will have appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) will have adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring and, with respect to its services for the Fund, to prevent violations of applicable U.S.
        federal securities laws from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser and the Board of any material violations; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement;
        (vii) will promptly notify the Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (viii) will maintain adequate fidelity bond and general liability insurance with respect to its activities on behalf of the Fund. The Sub-adviser further agrees to provide reasonable evidence of its compliance with any of the foregoing.

	e.  The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the
        Adviser with a copy of the code of ethics.   Within 60 days of the end
        of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-adviser shall certify to the Adviser and the Board that the Sub-adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Sub-adviser's code of ethics or, if such a violation has occurred, information about such violation and any action taken in response to such violation.

	f.  The Sub-adviser will provide the Adviser and the Fund with a copy of its
        Form ADV Part 2 and promptly furnish a copy of all amendments thereto tothe Adviser and the Fund, to the extent not publicly available.

      g. The Sub-adviser will promptly notify the Adviser of any changes in its managing members or in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Sub-adviser's Chief Executive Officer or President (or any individual serving in an equivalent capacity), or if there is otherwise an actual or expected change in control or management of Sub-adviser.

	h.  The Sub-adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or the Adviser, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of the Fund or the Adviser, respectively.

      i. The Sub-adviser (A) shall maintain such books and records as are required by law, including without limitation the 1940 Act and the Advisers Act, and the rules and regulations thereunder, to the extent that such books and records are not maintained or furnished by the Adviser or by administrators, custodians or other agents of the Fund,
      (B) shall render to the Board such periodic and special reports as the Board or the Adviser may reasonably request in writing, and (C) shall meet with any persons at the reasonable request of the Adviser or the Board for the purpose of reviewing the Sub-adviser's performance under this Agreement at reasonable times and upon reasonable advance written notice. All such books and records shall be the property of the Fund, and the Sub-adviser will surrender promptly to the Fund any of such records upon the Fund's request (provided that the Sub-adviser may retain a copy of such records) and shall make all such books and records available for inspection and use by the SEC, the Fund, the Adviser or any person retained by the Fund at all reasonable times.  Where applicable, such records shall be maintained by the Sub-adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

      On each Business Day, the Sub-adviser shall provide to the Fund's custodians and the Fund's administrators information relating to all transactions concerning the Fund's assets and shall provide the Adviser with such other information as the Adviser may request.

      j. The Sub-adviser shall timely provide to the Adviser and the Fund all information and documentation they may reasonably request as necessary or appropriate in connection with the compliance by them or either of them with the requirements of any applicable law, including, without limitation, (i) information and commentary for the Fund's annual and semi-annual reports, in a format approved by the Adviser, together with
      (A) a certification that such information and commentary discuss all of the factors that materially affected the performance of the Managed Assets, including the relevant market conditions and the investment techniques and strategies used, and do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) additional certifications related to the Sub-adviser's management of the Fund in order to support the Fund's filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund's Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to the Sub-adviser and the Sub-adviser's management of the Fund, in a format reasonably requested by the Adviser or the Fund, as it may be amended from time to time; and (iii) an annual certification from the Sub-adviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Sub-adviser's compliance program, in a format reasonably requested by the Adviser or the Fund.

      k. The Sub-adviser shall assist the administrators of the Fund, as requested by the Adviser or the Fund, in the preparation of the Fund's periodic financial statements and in the valuation of the Managed Assets and the determination of its liabilities.

      l. The Sub-adviser shall ensure that all trading activity it conducts or oversees for the Fund is subject to and complies with relevant law and relevant rules, regulations, customs and usages from time to time in force in the exchange or market where each trade is executed. Further the Sub-adviser shall provide written details (including but not limited to the investment rationale) of any trade to the Adviser promptly upon request by the Adviser including all such reasonable assistance with follow up inquiries.

      m.  Provide the Fund with such other services and advice, consistent with the foregoing, as the Adviser may reasonably request.  The Sub-adviser shall assist in such marketing activities with respect to the Fund as the
       Fund or the Adviser requires in order to satisfy the Adviser's obligations under Section 1 (a) (v) of the Management Agreement, including but not limited to making best efforts to ensure that the Fund's portfolio manager(s) and other representatives of the Sub-adviser are available to meet or communicate with the Fund's stockholders.

      5.	Excluded Obligations.  The Sub-adviser will not be responsible for the following duties except as expressly provided herein or as may be otherwise agreed in writing between the parties (and, if legally required, approved by the Board and/or the shareholders of the Fund):

      a.  all performance reporting and attribution;

      b. client relationship management which includes but is not limited to organizing regular and ad-hoc meetings with the Board of the Fund as may be required. Unless otherwise agreed in writing between the parties, all communications from the Sub-adviser to the Fund is to be made in consultation with the Adviser. The Sub-adviser will not, and will procure that its associates and affiliates will not, contact, by any means, the Board without prior consultation with the Adviser. For avoidance of doubt, the Sub-adviser will be required to provide, to the extent requested by the Board, its representatives to report (by telephone or in person) to the Board on the Fund's performance and the Sub-adviser's strategy for management of the Managed Assets);

      c. other than as where specified in the service level agreement entered into by the parties on 10 November 2011, as may be amended or restated from time to time (the "SLA"), liaising with the Fund with respect to its cash flow requirements (such as, requests to raise cash and pay dividends and rebates), and the Adviser shall issue directions to the Sub-adviser and/or its affiliates accordingly;

      d. dealing with the client relationship aspects of any transitions relating to the Fund, including the Fund's exits from investments and amendments to investment objectives or restrictions. The Sub-adviser shall provide such assistance as is reasonably required by the Adviser to enable it to effectively manage the communication of such transitions provided that the Adviser shall consult with the Sub-adviser with respect to such relevant transitions where it is reasonable and practicable to do so; and

      e. all client facing aspects of reporting to the Board, except with respect to reports specifically requested by the Board from the Sub-adviser. In performing this role, the relevant member[s] of the Adviser and/or its affiliates will rely on data provided by the Sub-adviser, and the Sub-adviser shall provide such assistance and information as is reasonably required by the Adviser to enable the provision of the necessary reports.

      6.	Investment in Fund Stock.  The Sub-adviser agrees that it will not make a short sale of any shares of the Fund.

      7.	Compensation of the Sub-adviser.  For the services and facilities described herein, the Adviser agrees to pay in United States dollars to the Sub-adviser a fee in accordance with the schedule set forth as
      Schedule A hereto. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that this Agreement is in effect during such month and year, respectively.

      8.	Other Activities of the Sub-adviser.  The services of the Sub-adviser hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired, except that, without the prior written consent of the Adviser and the
      Fund, the Sub-adviser may not act as the investment adviser or investment manager to any other investment company that is listed on the NYSE and that has the same investment strategy as the Fund.  Without limiting any fiduciary duty or similar obligation of the Sub-adviser to the Fund, if the Sub-adviser considers the purchase or sale of investments for the
      Fund and/or other advisory clients of the Sub-adviser, transactions in such investments will be made for the Fund and/or such other clients in accordance with the Sub-adviser's allocation procedures for such investments, as may be amended from time to time and approved by the
      Board of Directors of the Fund.

      9.	Potential Conflicts of Interest.  No Fund assets may be invested in or with or lent to the Sub-adviser or any associate or affiliate of the
      Sub-adviser without the prior written consent of the Adviser and, to the extent legally required, the Board.  Such consent shall not operate so as to remove the responsibilities and obligations of the Sub-adviser to ensure that each investment is in accordance with the restrictions set forth in the Governing Documents.

      The Sub-adviser shall provide the Adviser with at least seven (7) Business Days' prior written notice before entering into any commission sharing agreements on behalf of the Fund. Notwithstanding the foregoing, the Sub-adviser shall satisfy itself that such arrangements are not in breach of restrictions set forth in the Governing Documents, or any applicable law, regulation, rules or policies.

      Other than the fees set forth in Schedule A, the Sub-adviser shall not provide to or accept from any third party any fee, commission, or any non-monetary benefit in relation to the services provided under this Agreement. At no time shall the Sub-adviser invest any of the Fund assets other than on an arm's length basis. The Fund may not be invested with schemes managed by the Sub-adviser (or any associate of the Sub-adviser) on behalf of other persons without obtaining the prior written consent of the Adviser and the Fund.

      The Sub-adviser may not cause the Fund to sell assets to or acquire assets from any fund or third party client managed by the Sub-adviser or any of its associates or affiliates without obtaining the prior written consent of the Adviser and the Fund.

      The Sub-adviser will ensure that any transactions which may involve a potential conflict of interest are promptly notified to the Adviser for prior approval by the Adviser and the Board with all relevant information. The Adviser shall after due consideration and in consultation with the Board of Directors of the Fund, notify the Sub-adviser whether to proceed with such transaction or not. If the Adviser notifies the Sub-adviser to proceed, the Sub-adviser will ensure that any such transaction is effected on terms which are not materially less favorable to the Fund than if the potential conflict had not existed, subject to any applicable law, regulation, rules or policies.

      The Sub-adviser upon request (but no more frequently than on a quarterly basis) shall provide the Adviser with written reports setting out in appropriate detail (i) the amounts of brokerage and commissions charged in respect of dealings with securities relating to all clients of the Sub-adviser, including the Fund, and to include in the report particulars of the persons who charged those amounts and (ii) its soft dollar practices. Where a report is prepared under this paragraph, the Sub-adviser shall be entitled to protect the identity of its other clients, as required under applicable law, regulation or rules.

      10.	Adviser Access; Compliance with FSA and Other Regulatory
      Requirements. The Adviser and the Fund, their employees, and their agents
       (including but not limited to their auditors and legal advisers) shall, on reasonable notice, be entitled to examine all books and records and all relevant documents relating to the Fund kept by the Sub-adviser and at its own cost, take copies where necessary.

      The Sub-adviser shall also provide the Adviser and the Fund, their employees, their auditors, legal advisers and their agents promptly with all such reasonable assistance and access to the relevant Sub-adviser personnel as may be requested by the Adviser or the Fund to answer questions regarding the provision of the services under this Agreement.

      Either of the Adviser or the Fund may, on reasonable notice and at its cost, conduct an on site inspection from time to time of the Sub-adviser in order to assess its performance and ability to continue to meet its obligations under this Agreement. This may include attending the offices of the Sub-adviser, obtaining relevant documentation, and reviewing systems and operational procedures of the Sub-adviser.

      The rights under the foregoing paragraphs of this Paragraph 10 extend to the Adviser being entitled to require the Sub-adviser to permit the Financial Services Authority of the United Kingdom (the "FSA") and any other competent regulatory body access to the offices of the Sub-adviser and to the books, records and documents referred to in this Paragraph 10.
       Any visit by the FSA shall be subject to the Memorandum of Understanding (defined below).

      Subject to the Memorandum of Understanding between the FSA and the Monetary Authority of Singapore dated 7 October 2005 (the "Memorandum of Understanding"), upon written authorization from the Adviser, the Sub-adviser shall promptly provide the FSA and any other competent regulatory body with any information relating to the services provided under this Agreement as the FSA and any other competent regulatory body may request in writing for the purposes of carrying out its supervision of the Adviser in respect of the Adviser's authorization by the FSA or, as applicable, any other competent regulatory body.

      Subject to the Memorandum of Understanding, upon written direction by the
       Adviser, the Sub-adviser shall promptly forward to such address in the
      United Kingdom as the Adviser may specify in writing to the Sub-adviser all such information as the Adviser may request in writing to enable the Adviser to meet its obligations under the FSA rules or, as applicable other rules in respect of the services to be provided by the Sub-adviser to the Adviser under this Agreement, provided always disclosure of such information by the Sub-adviser will not cause the Sub-adviser to breach its confidentiality obligations under any rules. The Sub-adviser confirms that the right enforceable by the Adviser under this Paragraph 10 may additionally be enforced by the FSA or, as applicable, any other competent regulatory body such that the information which is the subject of the right under this Paragraph 10 may be requested in writing by the FSA or, as applicable, any other competent regulatory body to be forwarded by the Sub-adviser to the FSA or, as applicable, any other competent regulatory body, and the Sub-adviser confirms that it shall, simultaneously with forwarding such information to the FSA or, as applicable, any other competent regulatory body, forward a copy thereof to the Adviser, marked for the attention of the Adviser's Chief Compliance Officer, provided always disclosure of such information by the
       Sub-adviser will not cause the Sub-adviser to breach its confidentiality obligations under any rules.

	11.	Anti-Corruption.  Each party undertakes to the other party that:

      (a) it will not, and will procure that its affiliates will not, in the course of the carrying on the business contemplated in this Agreement, engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the U.K. Bribery Act 2010 or equivalent or similar legislation in other relevant jurisdictions;

      (b) it has and will maintain in place, and will procure that its affiliates have and will maintain in place, adequate procedures designed to prevent any associated person from undertaking any conduct that would give rise to an offense under section 7 of the U.K. Bribery Act 2010 and, to the extent applicable, equivalent or similar legislation in other relevant jurisdictions; and

      (c) from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings hereunder and will provide any information reasonably requested by the other party in support of such compliance.

      Breach of any of the undertakings in this Paragraph 11 shall be deemed to be a material breach for any other purpose under this Agreement.

      12.	Liability of the Sub-adviser; Standard of Care.  Absent willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-adviser, the Sub-adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Subject to the foregoing, nothing herein shall constitute a waiver of any rights or remedies that the Fund may have under any federal or state securities laws. Any person, even though also employed by the Sub-adviser, who may be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Sub-adviser. In no event will the Sub-adviser have any responsibility under this Agreement for any portion of the Fund other than the Managed Assets or for the acts or omissions of any other adviser or sub-adviser of the Fund. In particular, the Sub-adviser shall have no responsibility for the Fund's being in violation of any applicable law or regulation or investment policy or restriction or instruction applicable to the Fund as a whole or for the Fund's failing to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), if the Fund's holding of the Managed Assets would not be deemed to be such a violation or if the Fund would not fail to qualify if the Managed Assets were deemed a separate series of the Fund or a separate "regulated investment company" under the Code.

      13.	Indemnification by the Sub-adviser.  The Sub-adviser hereby agrees to indemnify and hold harmless the Fund and the Adviser and their respective officers, directors, employees, agents, shareholders, controlling persons or other affiliates against any and all losses, costs and expenses resulting from the willful misfeasance, bad faith, negligent acts or reckless disregard of obligations or duties hereunder or the breach of any representation and warranty hereunder on the part of the Sub-adviser or any of its officers, directors, employees, affiliates or agents.

      14.	Indemnification by the Adviser.  Provided that the conduct of the
      Sub-adviser, its officers, directors, employees, agents, shareholders, controlling persons or other affiliates (each an "Indemnified Party") is consistent with the standard of care described in Paragraph 12 of this Agreement, The Adviser agrees to indemnify and hold harmless the Indemnified Parties for any losses, costs and expenses incurred or suffered by any Indemnified Party arising from any action, proceeding or claims which may be brought against such Indemnified Party in connection with the performance or non-performance of its functions under this Agreement, resulting from the willful misfeasance, bad faith or negligence of the Adviser.

      15.	 Renewal, Termination and Amendment.  This Agreement shall be effective for a period of two (2) years from the date hereof and shall continue in effect from year to year thereafter, provided that such continuance is specifically approved at least annually by (i) a majority of the members of the Board who are neither parties to this Agreement nor interested persons of the Fund, the Adviser, the Sub-adviser or of any entity .regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Adviser or the Sub-adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) separately by the Board (all directors voting) or by vote of a majority of the Fund's outstanding voting securities.

      This Agreement may be terminated at any time without payment of any penalty, by the Adviser, the Board, or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days' prior written notice to the Sub-adviser or by the Sub-adviser upon 90 days' prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon. This Agreement may also be terminated, without the payment of any penalty, by the Adviser (i) upon material breach by the Sub-adviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within seven days after written notice of such breach or (ii) immediately if, in the reasonable judgment of the Adviser, the Sub-adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of the Sub-adviser, the termination, resignation or other loss of a key portfolio manager, or other circumstances that the
      Adviser determines could adversely affect the Fund. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for such terms in the 1940 Act and the regulations thereunder.

      In the event of a termination of this Agreement, those paragraphs of the Agreement which govern the conduct of the parties' future interactions with respect to the Sub-adviser having provided investment advisory services to the Fund for the duration of the Agreement, including, but not limited to, paragraphs 4(i), 12, 13, 14, 15, 16, 17, 18, 19, 20 and
      21 shall survive the termination of the Agreement.

      This Agreement may be amended at any time by the Sub-adviser and the Adviser, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund's outstanding voting securities.

      16.	Confidentiality and Data Protection.  "Confidential Information"
      includes (without limitation): (i) any information or recommendation supplied by one party ("Disclosing Party"), which is not otherwise in the public domain or previously known to the other party ("Recipient") in connection with the performance of the Disclosing Party's obligations hereunder,  (ii) details of Disclosing Party's investment discretion
      (iii) details of holdings and transactions, (iv) details of the calculation of Disclosing Party's fees, (v) details of the internal business operations, investment processes, business plans and business strategy of Disclosing Party, (vi) details obtained from third parties to whom Disclosing Party owes a duty of confidence, including the Fund,
      (viii) information relating to other clients of the Disclosing Party,
      (ix) personal information relating to Disclosing Party's staff and, (x) details of soft commission and bundling arrangements.

      Unless prior written approval has been obtained from the Disclosing Party, the Recipient will not disclose Disclosing Party's Confidential Information, either before or after the termination of this Agreement, to any party not authorized by Disclosing Party to receive the same. This obligation shall not apply to Disclosing Party's Confidential Information which Recipient discloses to the Fund, or is bound to disclose by law or regulation, or which is requested by competent regulatory or fiscal authorities or court of competent jurisdiction or which is confidentially disclosed to the Recipient's advisers, where reasonably necessary for the performance of their professional services.

      Each party acknowledges that the other party's Confidential Information is the exclusive property of the other party, is not within the public domain and is protected by copyright and other intellectual property rights. Each party therefore further agrees not to use or permit the use of the other party's Confidential Information:

      (a) for any illegal purpose or otherwise than in compliance with applicable rules, law or regulation.

      (b) for the purpose of creating (whether by itself, in conjunction with or by or through any third party) any financial product or service in competition with the other party (i) which seeks to match the performance of; or (ii) whose capital and/or income value is related to; the other party's Confidential Information, the Fund or the performance of the Fund.

      (c) which generally exploits the other party's Confidential Information to benefit the Sub-adviser or a third party other than by the other party's performance of its obligations hereunder.

      Each party will not do or suffer any act which reasonably would or might prejudice or bring into disrepute the business reputation of the other. The provision set out in this paragraph shall not prejudice the parties' ability to enforce their legal rights including but not limited to under contract and tort.

      Neither party is obliged to disclose to the other party or to take into consideration information which if disclosed to the other party would or might be a breach of duty or confidence to any other person.

      The Sub-adviser, and where relevant the Fund's custodians, will act as data controllers (and in certain circumstances, data processors) within the meaning of the United Kingdom Data Protection Act 1998 (the "Data Protection Act"). The Adviser hereby consents to the processing and use by the Sub-adviser, and where relevant the Fund's custodians, and its (or their) agents and associates or affiliates of any personal data (as defined in the Data Protection Act) given by the Adviser under this Agreement for the provision of services to the Adviser and / or the Fund, which may include the transfer of such data out of the European Economic Area (as defined in the Data Protection Act). Such data may also be used by the Sub-adviser and its agents and associates or affiliates to update the Adviser'?s records.

      Both parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Paragraph 16 and that accordingly in addition to any other remedies that may be available to, the parties shall be entitled (but not limited) to seek interdict, injunctive or other equitable relief restraining the other from breaching this Paragraph 16.

      17.	 Sub-adviser Insurance.  The Sub-adviser, its affiliates and associates involved in the carrying out of obligations under this Agreement have, and will maintain in full force, with a reputable insurance carrier fidelity, professional indemnity and all risk losses insurance with an adequate level of coverage (taking into account the activities of the Sub-adviser and its affiliates and associates). The Sub-adviser will upon request promptly provide the Adviser and the Fund with written evidence of such insurances (including the levels of cover provided) and shall notify the Adviser and the Fund as soon as reasonably practicable of any material changes in such insurances or any failure to maintain such insurances in full force.

      18.	Third-Party Beneficiaries.  The Fund is hereby expressly made a third-party beneficiary under this Agreement, and it shall be entitled to enforce this Agreement against the Sub-adviser, and to bring an action against the Sub-adviser in respect of any failure to perform its obligations under this Agreement as if the Fund were a party hereto, and the Sub-adviser expressly consents to the foregoing. Except as provided in the preceding sentence, neither the Adviser nor Sub-adviser intends for this Agreement to benefit any third-party not expressly named in this Agreement.

      19.	Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      20.	Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to conflicts of laws rules.

      21.	Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on the parties.

      22.	Notices.  Any notices hereunder shall be in writing and shall be served by hand, or by being sent by facsimile or post or courier to the address for notices set forth below of the party on which it is to be served. Any such notice shall be deemed to have been served at the time of delivery (if delivered by hand) within two hours of the time of receipt of confirmed answerback (if served by facsimile) or at the expiration of two Business Days after posting (if served by post or via courier). Evidence that the notice was properly addressed, stamped and posted shall be conclusive evidence of posting. For the avoidance of doubt, notices may be sent by email to and from the designated contacts noted below (and shall take effect on confirmed receipt) provided always that this is backed up by a fax transmission of such notice within 24 hours.

Adviser
Address for Notices  Martin Currie, Inc.
Saltire Court
20 Castle Terrace
Edinburgh
EH1 2ES
Telephone: 0131 229 5252
Fax: 0131 228 5959
e-mail: asowerby@martincurrie.com
Attention:


Sub-adviser APS Asset Management Pte Ltd.
Address for notices 3 Anson Road #23-01 Springleaf Tower Singapore 079909
Telephone: +65 63338600
Fax: +65 63338900
e-mail limmengtat@aps.com.sg / cs@aps.com.sg
Attention: Mr. Lim Meng Tat, CEO

      23.	Dispute Resolution.

      (a) Subject to subsection (b) below, in the event of a dispute between the parties relating to their rights and/or obligations, as between them or to one another, under this Agreement, the matter in dispute shall be referred by the Sub-adviser to a senior employee of the Sub-adviser and by the Adviser to a senior employee of the Adviser to resolve. To the extent that the matter has not been resolved by such senior employees within a 10 Business Day-period of the matter being referred to them, the matter shall be referred to a director of each of the Sub-adviser and the Adviser. To the extent that such directors have not been able to resolve the matter within a further 10 Business Days, the matter may be referred by either party to, and finally resolved by, arbitration under the Rules of the London Court of International Arbitration (save that, notwithstanding anything in those Rules of the London Court of International Arbitration, the parties preserve their right to appeal or refer to the English courts on questions of law). The number of arbitrators shall be three (3). The seat of the arbitration shall be London, England and the arbitration proceedings shall be conducted in the English language and the award shall be in English.

      (b) In the event a dispute involves a claim, defense, right or other interest asserted by or on behalf of the Fund, each party hereto irrevocably agrees that any suit, action or proceeding shall be subject to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof in English by registered or certified mail, postage prepaid, to their respective addresses as set forth in the Agreement.


IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


Martin Currie, Inc.

                               By: Jacqui Hughes
                                     Name: Jacqui Hughes
                        	 Title: Director, Head of Asia business platform


                               APS Asset Management Pte Ltd

                                By: Lim Meng Tat
                                 Name: Lim Meng Tat
                                 Title: Chief Executive Officer




Schedule A

The Sub-adviser shall receive a fee for its services under this Agreement, computed daily and payable monthly, at the annual rate of 0.50% on the total net assets under management.

The net asset value of the Managed Assets shall be determined in the manner provided in the Fund's valuation policy, as the same may be amended or revised from time to time.